Exhibit 5

June 25, 2001

The Gillette Company
Prudential Tower Building
Boston, MA 02199

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of 2,000,000 shares of common stock, $1.00 par value per share (the “Common Stock”), of The Gillette Company, a Delaware corporation (the “Company”), to be issued upon exercise of options (the “Options”) under the James M. Kilts Non-Statutory Stock Option Agreement (the “Agreement”).

     I am Secretary of and counsel to the Company. In that capacity, I am familiar with the actions taken by the Company in connection with the above-mentioned agreement. For purposes of this opinion, I have examined, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such documents and records of the Company as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

     I am a member of the bar of The Commonwealth of Massachusetts. This opinion is limited to the federal laws of the United States of America, the laws of the Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

     Based upon the foregoing, I am of the opinion that the Common Stock to be issued upon the exercise of the Options by the Company has been duly authorized and, when issued in accordance with the Options and Plan (assuming that, at the time of exercise of the Options, there are sufficient number of shares of authorized but unissued shares of Common Stock or shares held in the treasury for the shares to be issued upon exercise of the Options, and the exercise price is not less than the par value of the Common Stock), will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, and to the use of my name in the Registration Statement and any amendment thereto and in the related Prospectus.

     This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ William J. Mostyn III, Esq.

William J. Mostyn III, Esq.